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EXHIBIT 99.1
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FOR IMMEDIATE RELEASE

COREL COMPLETES STRATEGIC ACQUISITION OF PROFESSIONAL GRAPHICS PRODUCTS FROM METACREATIONS

KPT(R), KPT Vector Effects(R), Bryce(R)and MetaCreations Painter(tm) Extend Corel's Commitment to Graphic Artists

Ottawa, Canada and Carpinteria, California - April 10, 2000 - Corel Corporation (Nasdaq: CORL, TSE: COR) and MetaCreations Corporation (Nasdaq: MCRE) today announced that Corel has acquired several industry-leading graphics software products and technologies from MetaCreations.

Corel has purchased three leading product lines widely used in the graphic arts community: MetaCreations Painter(tm), the Natural Media(R) painting program, Kai's Power Tools(R) (KPT(R)) and KPT Vector Effects(R), top-selling plug-in applications for Adobe(R) Photoshop(R) and Adobe(R) Illustrator(R), and Bryce(R), 3D landscape creation and animation software. All products are compatible with Macintosh(R) and Windows(R). The addition of these award-winning applications will complement CorelDRAW(R) and strengthen Corel's presence in the Macintosh graphics market.

"This is truly exciting news for us!" said Dr. Michael Cowpland, president and chief executive officer of Corel Corporation. "The acquisition fits our strategic vision of offering world-class applications for multiple platforms. Corel is committed to developing new versions of the Painter, KPT and Bryce product lines and supporting the existing customer base worldwide."

Corel has ambitious plans for these products, including launching new versions for both the Web and retail distribution channels throughout the year. It also plans to broaden the range of localized versions worldwide. Corel and MetaCreations are pleased to announce that the MetaCreations Painter 6.0.3 patch will soon be made available to registered users at http://www.metacreations.com/products/painter6/patches.

"Corel is an ideal company to acquire these award-winning products with its rich history of valuing graphic artists through innovation, graphics software products and the Corel World Design Contest," said Mark Zimmer, the creator of MetaCreations Painter. "This agreement also supports MetaCreations' strategy to focus exclusively on Web-based marketing visualization solutions."

To ensure a smooth transition and continued development of MetaCreations Painter, Corel has contracted Mark Zimmer, Tom Hedges and John Derry, the creators of MetaCreations Painter. Corel also plans to contract additional MetaCreations engineers to assist in the development of the MetaCreations Painter, KPT and Bryce product lines.

MetaCreations Painter, KPT and Bryce have each won impressive industry awards and praise: MetaCreations Painter 6 was named 1999 Macworld Editor's Choice Award for Best Graphics Software; KPT was rated "Freakin' Awesome" (top rating) by MacAddict Magazine in June 1999; and Bryce 4 rated 5 out of 5 by Micro Publishing News in June 1999 and 4.5 out of 5 by MacHome Journal in July 1999.

MetaCreations will continue to handle customer service for the MetaCreations Painter, KPT and Bryce family of products until June 30, 2000, after which time Corel will provide full customer support.








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In addition, MetaCreations will provide technical support until May 19, 2000, and will continue to respond to all technical support inquiries until June 30, 2000, from customers with whom they have annual support agreements. Corel will handle technical support starting May 20, 2000, and respond to customers with annual support agreements with MetaCreations effective July 1.

MetaCreations, based in California, sold the professional graphics software to Corel following a decision, announced last December, to restructure its business and focus solely on e-commerce visualization solutions for the Web. MetaCreations' e-commerce visualization business is centered on the company's industry-leading, patented MetaStream(tm) technology, specifically for the streaming and display of interactive 3D virtual product presentation over the Web. While the company decided to divest its graphics applications, it has continued to develop and support new versions of the products. MetaCreations expects to make additional announcements later this week regarding the divestiture of the remaining pre-packaged graphics software applications.

The acquisition by Corel includes the following products: MetaCreations Painter, MetaCreations Painter Classic, MetaCreations Painter 3D, Art Dabbler, KPT, KPT-X, Vector Effects and Bryce. Corel has also agreed to honor support and upgrade privileges to registered owners of Bryce 4, KPT 5, KPT 6, KPT Vector Effects and MetaCreations Painter 6, subject to proof of purchase and within applicable time limits.

Corel Corporation

Corel Corporation is an internationally recognized developer of award-winning business productivity, graphics and operating system solutions on the Windows(R), Linux(R), UNIX(R), Macintosh(R) and Java(tm) platforms. Corel also develops market-leading, Web-based solutions including applications, content, e-commerce and online services. For access to these services and more information go to www.corel.com or www.corelcity.com. Corel is headquartered in Ottawa, Canada. Corel's common stock trades on the Nasdaq Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

MetaCreations Corporation

MetaCreations Corporation is focused on e-commerce visualization solutions for the World Wide Web, and the Company's Internet strategy is being executed through its subsidiary, Metastream Corporation. The company is headquartered in Santa Barbara County, California. For more information, go to www.metacreations.com. The company's stock is traded on the Nasdaq stock market under the symbol MCRE.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Such risks include, but are not limited to, the following: no assurance that MetaCreations will make additional announcements regarding the divestiture of pre-packaged graphics software applications. For a more detailed discussion of factors that affect MetaCreations' operating results, interested parties should review MetaCreations' SEC reports, including MetaCreations' Annual Report on Form 10-K for the year ended December 31, 1999, and Quarterly Reports on Form 10-Q. Readers are also referred to Corel and MetaCreations' most recent reports filed with the Securities and Exchange Commission.







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Corel, CorelDRAW and the Go further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. MetaCreations and Metastream are either registered trademarks or trademarks of MetaCreations Corporation. Bryce, KPT, KPT Vector Effects, MetaCreations Painter are either registered trademarks or trademarks of MetaCreations Corporation and have been assigned to Corel. Windows is a registered trademark of Microsoft Corporation. Macintosh is a registered trademark of Apple Computer Inc. All other products, fonts, company names and logos are trademarks or registered trademarks of their respective owners.

# # #

Corel Press Contacts:

Stefania Allevato (Canada)
(613) 728-0826 ext. 5003
stefaniaa@corel.ca

Meredith Dundas (U.S.)
(613) 728-0826 ext. 1513
meredithd@corel.ca

MetaCreations Press Contact:

Betty Franklin
(805) 566-6289
bettyf@metacreations.com